EXHIBIT 99.1

Liquidity Services, Inc. Submits Winning Bid for New Surplus Contract

with the U.S. Department of Defense

WASHINGTON — June 18, 2008 — As the final step in the competitive bid process, Liquidity Services, Inc. (LSI) today submitted its bid for the Surplus Usable Property Sales Contract with the U.S. Department of Defense (DoD) and the Defense Reutilization and Marketing Service (DRMS).  During the Bid Opening ceremony at 1:00 pm EDT today, it was revealed that LSI is the winning bidder for the contract.

Final award of the contract is subject to selected administrative requirements, including a Trade Security Control clearance. A final contract award is also subject to protest from other bidders who either did not meet the technical requirements or did not submit the winning bid.  Additional details on the process can be found at http://www.drms.dla.mil/sales/.

About Liquidity Services, Inc. (LQDT)

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable corporations and government agencies to market and sell surplus assets and wholesale goods quickly and conveniently using online auction marketplaces and value-added services. The company is based in Washington, D.C. and has 670 employees. Additional information can be found at: www.liquidityservicesinc.com.

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Contact

Julie Davis

Corporate Communications Director

202-558-6234

julie.davis@liquidityservicesinc.com